Exhibit 4.5

Execution Version

U.S. SECURITY AGREEMENT

dated as of

August 13, 2009

among

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

AFFINIA GROUP INC.,

CERTAIN OTHER SUBSIDIARIES OF

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Collateral Agent

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of August 13, 2009, among Bank of America, N.A., as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wilmington Trust FSB, as Trustee and as Noteholder Collateral Agent; Affinia Group Inc.; Affinia Group Intermediate Holdings Inc.; and the subsidiaries of Affinia Group Inc. named therein (the “Intercreditor Agreement”). Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

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U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT, dated as of August 13, 2009, among AFFINIA GROUP INTERMEDIATE HOLDINGS INC., a Delaware corporation (“Holdings”), AFFINIA GROUP INC., a Delaware corporation (the “Company”), each Domestic Subsidiary of Holdings set forth on the signature pages hereto as a Grantor (together with Holdings, the Company and each other Domestic Subsidiary that becomes a party hereto pursuant to Section 19(b) hereof, collectively, the “Grantors”), and BANK OF AMERICA, N.A. (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “Bank of America”), as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

(1) Holdings, the Company, the Domestic and Canadian Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”), have entered into an ABL Credit Agreement, dated as the date hereof (as amended, restated, modified, supplemented, refinanced or replaced from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the U.S. Borrowers and the Canadian Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent are herein collectively called the “Lender Creditors”).

(2) Holdings and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Qualified Secured Hedging Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Hedge Creditors”).

(3) Holdings and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Qualified Secured Cash Management Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Cash Management Creditors” and, together with the Lender Creditors and the Hedge Creditors, collectively, the “Secured Parties”).

(4) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined) to secure the Obligations (as hereinafter defined), including (x) in the case of Holdings, its Obligations under the Holdings Guaranty, and (y) in the case of each U.S. Borrower and each U.S. Subsidiary Guarantor, its Obligations under the U.S. Subsidiaries Guaranty.

(5) The Intercreditor Agreement governs the relative rights and priorities of the Secured Parties and the Noteholder Secured Parties in respect of all Collateral.

(6) It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entry into Qualified Secured Hedging Agreements by the Hedge Creditors and the entry into Qualified Secured Cash Management Agreements by the Cash Management Creditors from time to time that the Grantors shall have granted the security interests and made the pledges and assignments contemplated by this Agreement.

(7) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Documents, the Qualified Secured Hedging Agreements and the Qualified Secured Cash Management Agreements.

(8) Unless otherwise defined in this Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 (including Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Securities Accounts, Securities Intermediary, Security, Security Entitlements, Supporting Obligations and Tangible Chattel Paper). Additionally, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning specified in Section 19(b).

“Administrative Agent” shall have the meaning specified in the recitals of this Agreement.

“After-Acquired Intellectual Property” shall have the meaning specified in Section 10(g).

“Agreement” shall mean this U.S. Security Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Account Debtor” shall have the meaning specified in the Credit Agreement.

“Agreement Collateral” shall have the meaning specified in Section 1(a)(xvi).

“Assigned Agreements” shall have the meaning specified in Section 1(a)(xvi).

“Business Day” shall have the meaning specified in the Credit Agreement.

“Canadian Borrower Obligations” shall mean all Obligations of the Canadian Borrower and any guarantees thereof (including by the U.S. Credit Parties) pursuant to any Guaranty or pursuant to any other Credit Document.

“Cash Collateral” shall have the meaning specified in the Credit Agreement.

“Cash Equivalents” shall have the meaning specified in the Credit Agreement.

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“Cash Management Creditors” shall have the meaning specified in the recitals of this Agreement.

“Cash Management Obligations” shall mean all Obligations owing by any Grantor under the Qualified Secured Cash Management Agreements.

“Class” shall mean each class of Secured Parties with outstanding Obligations secured hereby at such time, i.e., (x) the Lender Creditors as holders of the Credit Document Obligations, (y) the Hedge Creditors as holders of the Hedge Obligations or (z) the Cash Management Creditors as holders of the Cash Management Obligations.

“Collateral” shall have the meaning specified in Section 1(a).

“Collateral Agent” shall have the meaning specified in the first paragraph of this Agreement.

“Commodity Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Commodity Account.

“Company” shall have the meaning specified in the first paragraph of this Agreement.

“Computer Software” shall mean all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Copyrights” shall mean all copyright rights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished all registrations thereof, and all applications in connection therewith, including all registrations and applications in the United States Copyright Office, and the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning specified in the recitals of this Agreement.

“Credit Documents” shall have the meaning specified in the Credit Agreement.

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“Credit Document Obligations” shall mean all Obligations owing by any Grantor under the Credit Documents.

“Deposit Account Control Agreement” shall mean a “Cash Management Control Agreement” as defined in the Credit Agreement.

“Domestic Subsidiary” shall have the meaning specified in the Credit Agreement.

“Effective Date” shall have the meaning specified in the Credit Agreement.

“Equity Interests” shall mean “Capital Stock” as defined in the Intercreditor Agreement.

“Event of Default” shall have the meaning specified in the Credit Agreement.

“Excluded Account” shall have the meaning specified in the Credit Agreement.

“Excluded Assets” shall mean the collective reference to (a) any motor vehicle or other asset covered by a certificate of title or ownership to the extent that a security interest in such asset cannot be perfected by the filing of a financing statement under the UCC, (b) any asset of a Grantor (including Equity Interests and any lease, license, contract, property right or agreement to which a Grantor is a party, and any of its rights or interest thereunder) owned on the Effective Date to the extent that, and for so long as, such grant of a security interest in such asset would violate any applicable law, rule or regulation, or would violate, breach, terminate, constitute a default under or require any consent not obtained under or give rise to any right of acceleration, modification or cancellation under, the organizational documents of any non-Wholly-Owned Subsidiary (as defined in the Credit Agreement) or any contractual obligation (including Liens, leases and licenses permitted under the Credit Agreement) binding on such Grantor or on such asset and in effect on the Effective Date (in each case, only to the extent that such contractual obligations are effective under applicable law), (c) any asset of a Grantor (including Equity Interests and any lease, license, contract, property right or agreement to which a Grantor is a party, and any of its rights or interest thereunder) acquired by a Grantor after the Effective Date, to the extent that, and for so long as, (A) the grant of a security interest in such assets would violate any applicable law, rules or regulation, or would violate, breach, terminate, constitute a default under or require any consent not obtained (following commercially reasonable efforts by the applicable Grantor) under or give rise to any right of acceleration, modification or cancellation under, the organizational documents of any non-Wholly Owned Subsidiary (as defined in the Credit Agreement) or any contractual obligation (including Liens, leases and licenses permitted under the Credit Agreement) binding on such Grantor or on such asset and (B) such law, regulation, organizational document or contractual obligation existed at the time of the acquisition thereof and was not (except in the case of customary restrictions and conditions contained in agreements and other documents (including organization documents) governing any Permitted Joint Venture (as defined in the Credit Agreement)) created or made binding upon such asset in contemplation of or in connection with the acquisition of such asset, (d) any of the outstanding Voting Equity Interests of a Foreign Subsidiary in excess of 65% of the Voting Equity Interests of such Foreign Subsidiary, (e) any and all leasehold interests in Real Property (as defined in the Credit Agreement), (f) any Letter of Credit Rights to the extent a Grantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a

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specified purpose, (g) any trademark application filed on an “intent-to-use” basis prior to the filing under Section 1(c) or Section 1(d) of the Lanham Act of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, to the extent that, and for so long as, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark application under applicable federal law, or (h) Commercial Tort Claims with a value of less than $500,000; provided, however, that Excluded Assets will not include any asset of a Grantor which secures any Noteholder Obligation.

“First Priority” shall have the meaning specified in the Credit Agreement.

“Grantors” shall have the meaning specified in the first paragraph of this Agreement.

“Hedge Creditors” shall have the meaning specified in the recitals of this Agreement.

“Hedge Obligations” shall mean all Obligations that are owing by any Grantor under the Qualified Secured Hedging Agreements.

“Holdings” shall have the meaning specified in the first paragraph of this Agreement.

“Intellectual Property Collateral” shall have the meaning specified in Section 1(a)(xvii).

“Indemnified Party” shall have the meaning specified in Section 18.

“Intellectual Property” shall mean the property described in Section 1(a)(xvii).

“Intellectual Property Security Agreement” shall have the meaning specified in Section 10(f).

“Intercreditor Agreement” shall have the meaning specified on the cover page hereof.

“IP Agreements” shall mean all written agreements, permits, consents and orders relating to the license, development, use or disclosure of any Intellectual Property Collateral to which such Grantor, now or hereafter, is a party or with respect to which such Grantor has any rights.

“IP Security Agreement Supplement” shall have the meaning specified in Section 10(g).

“Lender Creditors” shall have the meaning specified in the recitals of this Agreement.

“Lenders” shall have the meaning specified in the recitals of this Agreement.

“Lien” shall have the meaning specified in the Intercreditor Agreement.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

“Noteholder Collateral Agent” shall have the meaning specified in the Intercreditor Agreement.

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“Noteholder First Lien Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Noteholder Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Noteholder Secured Parties” shall have the meaning specified in the Intercreditor Agreement.

“Obligations” shall have the meaning specified in the Credit Agreement.

“Payment in Full” shall have the meaning specified in the Intercreditor Agreement.

“Payment Item” shall mean each check, draft or other item of payment payable to a Credit Party, including those constituting proceeds of any Collateral.

“Patents” shall mean (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and (c) all rights to obtain all renewals, reissues, and reexaminations thereof.

“Perfection Certificate” shall have the meaning specified in the Credit Agreement.

“Person” shall have the meaning specified in the Intercreditor Agreement.

“Pledged Account Bank” shall have the meaning specified in Section 5(a).

“Pledged Debt” shall have the meaning specified in Section 1(a)(xv)(A).

“Pledged Deposit Account” shall have the meaning specified in Section 5(a).

“Pledged Equity” shall have the meaning specified in Section 1(a)(xv)(B).

“Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s U.S. Borrower Obligations, or Canadian Borrower Obligations, as the case may be, and the denominator of which is the then outstanding amount of all U.S. Borrower Obligations or Canadian Borrower Obligations, as the case may be.

“Qualified Secured Cash Management Agreement” shall have the meaning specified in the Credit Agreement.

“Qualified Secured Hedging Agreements” shall have the meaning specified in the Credit Agreement.

“Receivables” shall have the meaning specified in Section 1(a)(xiv).

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“Revolving Facility First Lien Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Related Contracts” shall have the meaning specified in Section 1(a)(xiv).

“Release Date” shall have the meaning specified in Section 21.

“Representative” shall have the meaning specified in Section 17(e).

“Requisite Secured Parties” of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders), (y) with respect to the Hedge Obligations, the holders of at least a majority of all Hedge Obligations outstanding from time to time under the Qualified Secured Hedging Agreements or (z) with respect to the Cash Management Obligations, the holders of at least a majority of all Cash Management Obligations outstanding from time to time under the Qualified Secured Cash Management Agreements.

“Second Priority” shall have the meaning specified in the Credit Agreement.

“Secured Debt Documents” shall mean and include each Credit Document, each Qualified Secured Hedging Agreement and each Qualified Secured Cash Management Agreement.

“Secured Parties” shall have the meaning specified in the recitals of this Agreement.

“Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control with respect to a specified Securities Account.

“Security Collateral” shall have the meaning specified in Section 1(a)(xv).

“Senior Secured Notes Obligations Termination Date” shall mean that date upon which the Noteholder Obligations shall have been Paid In Full.

“Subagent” shall have the meaning specified in Section 15(b).

“Taxes” shall have the meaning specified in the Credit Agreement.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, the Grantors’ names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (b) the right to obtain all renewals thereof.

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“Trade Secrets” shall mean all confidential and proprietary information of any Grantor, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“U.S. Borrower Obligations” shall mean all Obligations of the U.S. Borrowers and any guarantees of such Obligations of the U.S. Borrowers pursuant to any Guaranty or pursuant to any other Credit Document.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Creditors to enter into Qualified Secured Hedging Agreements and to induce the Cash Management Creditors to enter into Qualified Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security, etc.

(a) Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(i) all Accounts;

(ii) all cash, Cash Equivalents and all Cash Collateral, whether such Cash Collateral is held in a Deposit Account or elsewhere;

(iii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iv) all Commercial Tort Claims (including, without limitation, the Commercial Tort Claims set forth on Schedule 14 to the Perfection Certificate);

(v) all Deposit Accounts, Securities Accounts, Commodities Accounts and all assets on deposit therein;

(vi) all Documents;

(vii) all Equipment;

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(viii) all Farm Products;

(ix) all Fixtures;

(x) all General Intangibles;

(xi) all Goods;

(xii) all Instruments;

(xiii) all Inventory;

(xiv) all Letter-of-Credit Rights, whether or not the respective letter of credit is evidenced by a writing (together with all Accounts, Chattel Paper, Instruments, Deposit Accounts, General Intangibles and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, the “Receivables”; and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the Receivables, being the “Related Contracts”);

(xv) the following (the “Security Collateral”):

(A)	all indebtedness from time to time owed to such Grantor, including without limitation, all promissory notes or instruments, if any, evidencing such indebtedness, all indebtedness owed to such Grantor pursuant to each Intercompany Note and the instruments set forth on Schedule 8 to the Perfection Certificate (the “Pledged Debt”), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(B)	subject to the proviso below in this Section 1(a), all Equity Interests from time to time acquired, owned or held by such Grantor in any manner, including, without limitation, the Equity Interests owned by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule 7A to the Perfection Certificate, and the certificates, if any, representing such shares or units or other Equity Interests (collectively, the “Pledged Equity”), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

(C)	without limiting the foregoing, all Investment Property and all Financial Assets (including, without limitation, all securities, security entitlements and securities accounts), the certificates or

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instruments, if any, representing or evidencing such Investment Property or Financial Assets and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all subscription warrants, rights or options issued thereon or with respect thereto;

(xvi) all contracts and agreements between any Grantor and one or more additional parties, including, without limitation, any Interest Rate Protection Agreements (as defined in the Credit Agreement), any Other Hedging Agreements (as defined in the Credit Agreement), licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements, the Related Contracts and the IP Agreements, in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(xvii) the following (collectively, the “Intellectual Property Collateral”):

(A)	all Patents, Trademarks, Copyrights and Computer Software;

(B)	all Trade Secrets and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(C)	all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; and

(D)	any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(xviii) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(xix) and all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC;

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(xx) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(xxi) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (i) through (xx) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 1 or elsewhere in this Agreement, each Grantor and the Collateral Agent (on behalf of the Secured Parties) acknowledges and agrees that:

(i) the security interest granted pursuant to this Agreement (including pursuant to this Section 1) to the Collateral Agent for the benefit of the Secured Parties (i) in the Revolving Facility First Lien Collateral, shall be a First Priority Lien (as defined in the Credit Agreement) and (ii) in the Noteholder First Lien Collateral, shall be a Second Priority Lien (as defined in the Credit Agreement) subordinated and subject to the security interest granted to the Noteholder Collateral Agent for the benefit of the Noteholder Secured Parties in the Noteholder First Lien Collateral on the terms and conditions set forth in the Noteholder Documents (as defined in the Intercreditor Agreement); and

(ii) the Noteholder Secured Parties’ security interests in the Collateral constitute security interests separate and apart (and of a different class and claim) from the Secured Parties’ security interests in the Collateral.

Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of each Grantor now or hereafter existing.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder, all in accordance with the terms of any such contracts or agreements, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured

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Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Debt Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) (i) All certificates representing or evidencing the Pledged Equity and (ii) all instruments representing or evidencing the Pledged Debt (excluding, unless an Event of Default has occurred and is continuing, Pledged Debt in an aggregate principal amount not in excess of $1,000,000), shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (unless the Noteholder Collateral Agent is granted a prior security interest in such certificates or instruments and the same are required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, and after the Senior Secured Notes Obligations Termination Date with respect to all Noteholder First Lien Collateral, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Security Collateral consisting of financial assets credited to any Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any Securities Account.

(b) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof (unless the Noteholder Collateral Agent is granted a prior security interest in such certificated interest and the same are required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement).

(c) With respect to any Security Collateral that constitutes an uncertificated security that has an individual par value equal to or exceeding $1,000,000 in which any Grantor has any right, title or interest, such Grantor will promptly notify the Collateral Agent thereof. During the continuation of an Event of Default, with respect to any Security Collateral in which any Grantor has any right, title or interest, such Grantor will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

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(d) Except for checks payable to a Grantor constituting an Instrument and deposited in accordance with the terms of the Credit Agreement and as otherwise set forth herein, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, certificated security or Chattel Paper (other than Electronic Chattel Paper), such Instrument, certificated security or Chattel Paper shall be promptly delivered to the Collateral Agent (unless the Noteholder Collateral Agent is granted a prior security interest in such Collateral and the same are required to be delivered to the Noteholder Collateral Agent for the benefit of the Secured Parties pursuant to the Intercreditor Agreement), duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement, provided that, unless an Event of Default has occurred and is continuing, the Grantors shall not be required to deliver the same pursuant to this clause (d) to the extent that the aggregate value of the Collateral referred to in this clause (d) not so delivered does not exceed $1,000,000.

Section 5. Deposit Accounts, Maintaining Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims.

(a) To further secure the prompt payment and performance of all Obligations, each Grantor hereby grants to Collateral Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Grantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Except as otherwise provided in Section 5.03 of the Credit Agreement, each Grantor will maintain Deposit Accounts only with a bank (which may include the Collateral Agent) (a “Pledged Account Bank”) that has entered into a Deposit Account Control Agreement (each such Deposit Account, a “Pledged Deposit Account”); provided, however, that no Excluded Account shall be required to be subject to a Deposit Account Control Agreement. Each Grantor shall be the sole account holder of each Pledged Deposit Account and shall not allow any other Person (other than any Person having a Lien on such Pledged Deposit Account that is permitted pursuant to Section 10.01(d) or (q) of the Credit Agreement) to have Control over a Pledged Deposit Account or any property deposited therein. Such Pledged Deposit Accounts shall be maintained pursuant to lockbox or other arrangements reasonably acceptable to Collateral Agent. Collateral Agent may, during any Dominion Period, require immediate transfer of all funds in such Pledged Deposit Account to the U.S. Dominion Account maintained with Bank of America. Collateral Agent and Lenders assume no responsibility to Grantors for any lockbox arrangement, U.S. Collection Accounts, the Core U.S. Concentration Account or the U.S. Dominion Account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank. The Collateral Agent hereby agrees that it will not deliver a notice indicating that the Collateral Agent will take Control over a Deposit Account or a Securities Account under any Control Agreement unless an Event of Default has occurred and is continuing or a Dominion Period has commenced and is continuing.

(b) Grantors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Pledged Deposit Account (or a lockbox relating to a Pledged Deposit Account). If any Grantor or Subsidiary receives cash or payment items with respect to any Collateral, it shall hold same in trust for Collateral Agent and promptly (not later than the next Business Day) deposit same into a Pledged Deposit Account.

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(c) The Collateral Agent may, at any time and without notice to, or consent from, any Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy such Grantor’s obligations under the Credit Documents if an Event of Default shall have occurred and be continuing or a Dominion Period has commenced and is continuing.

(d) Upon any termination by a Grantor of any Pledged Deposit Account, such Grantor will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all Account Debtors and any other obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

(e) Any Cash Collateral may be invested, at Collateral Agent’s discretion, in Cash Equivalents, but Collateral Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Grantor, and shall have no responsibility for any investment or loss. Collateral Agent may apply Cash Collateral to the payment of any Obligations, in such order as Collateral Agent may elect, as they become due and payable. Each Deposit Account in which Cash Collateral is held and all Cash Collateral shall be under the sole dominion and Control of Collateral Agent. No Grantor or other Person claiming through or on behalf of any Grantor shall have any right to any Cash Collateral, until Payment in Full of all Obligations.

(f) Upon the occurrence of and during the continuation of an Event of Default, each Grantor will maintain (i) all Electronic Chattel Paper so that the Collateral Agent has control of the Electronic Chattel Paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record.

(g) Each Grantor, by granting a security interest in its Receivables consisting of Letter-of-Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee (except to the extent that the applicable Grantor is required by applicable law to apply such proceeds to a specified purpose). If any Grantor is at any time a beneficiary under a letter of credit that is not a Supporting Obligation with respect to any Collateral and that is now or hereafter issued in favor of such Grantor, and (i) the face amount of such letter of credit is in excess of $2,000,000 individually or (ii) the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favor of any Grantor in which the Collateral Agent does not have a perfected security interest exceeds $5,000,000 in the aggregate, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall use commercially reasonable efforts to either (A) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (B) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as provided in the Credit Agreement.

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(h) Upon the occurrence of an Event of Default, each Grantor shall (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

(i) Each Grantor will give prompt notice in writing (which notice shall reference this Section 5(i)) to the Collateral Agent of any Commercial Tort Claim individually valued in excess of $500,000 that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such Commercial Tort Claim to the first priority security interest created under this Agreement.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) All Pledged Equity consisting of certificated securities and all Pledged Debt has been delivered to the Collateral Agent (unless the Noteholder Collateral Agent is granted a prior security interest therein and the same is required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement), in accordance herewith. If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, subject to Liens permitted under Section 10.01 of the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent, the Noteholder Collateral Agent or as otherwise permitted under the Credit Agreement.

(c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Section 2 to the Perfection Certificate or at another location as to which such Grantor has complied with the requirements of Sections 8 and 9(b). Such Grantor has obtained and maintains insurance with respect to its Equipment and Inventory in compliance with Section 8(k).

(d) The Pledged Equity issued by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt issued by such Grantor has been duly authorized, authenticated or issued and delivered and is the legal, valid and binding obligation of the issuers thereof and such Pledged Debt is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent

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unless required to be delivered to the Noteholder Collateral Agent pursuant to the terms of the Intercreditor Agreement, in which case, such promissory notes have been delivered to the Noteholder Collateral Agent) and the issuers thereof are not in default in any material respect under such Pledged Debt.

(e) As of the Effective Date, the Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule 7 to the Perfection Certificate. As of the Effective Date, no Grantor has any Investment Property or Financial Assets other than the Investment Property and Financial Assets listed on Schedules 7, 8 and 9 to the Perfection Certificate.

(f) Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

(g) The Perfection Certificate has been duly prepared, completed and executed by Holdings and the Company and the information set forth therein, including the exact legal name of each Grantor, its jurisdiction of organization and its organizational number, is true, accurate and complete as of the Effective Date and, solely with respect to information required to be updated pursuant to Section 9.01(n) of the Credit Agreement, as of the date of each subsequent delivery of such information required pursuant to Section 9.01(n) of the Credit Agreement.

(h) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Obligations; and (i) when effective UCC-1 financing statements are filed or recorded with the appropriate governmental authority referred to therein with respect to the Collateral described therein in which a security interest may be perfected by filing or recordation and (ii) upon the taking of possession or Control by the Senior Representative (as defined in the Intercreditor Agreement) pursuant to Article III of the Intercreditor Agreement of the Collateral described in Schedules 7, 8 and 9 of the Perfection Certificate with respect to which a security interest may be perfected only by possession or Control, all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and such security interest is, in the case of Revolving Facility First Lien Collateral, First Priority and, in the case of all Collateral other than Revolving Facility First Lien Collateral, Second Priority.

(i) None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which any Grantor assigns any Collateral or any security

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agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 10.01 of the Credit Agreement.

(j) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act, except such non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in excess of $1,000,000 which has not been delivered to the Collateral Agent to the extent otherwise required to be delivered hereunder (other than purchase orders, supply agreements and invoices).

(l) As to itself and its Intellectual Property Collateral:

(i) To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted and the use of its Intellectual Property Collateral in connection therewith do not materially infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property Collateral owned by such Grantor and material to the operations of such Grantor and is entitled to use all such Intellectual Property Collateral subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule 13 to the Perfection Certificate constitutes all Intellectual Property Collateral registered or applied for by such Grantor in the United States.

(iv) Such Grantor has not received notice that any Intellectual Property Collateral of such Grantor has been adjudged invalid or unenforceable in whole or part.

Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor:

(i) [Reserved.]

(ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder;

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(iii) execute and deliver to the Collateral Agent, prior to the opening of any Deposit Account (other than any Excluded Account) after the Effective Date, an executed Deposit Account Control Agreement with respect to each such Deposit Account;

(iv) if any Grantor shall, following the Effective Date, establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary, such Grantor shall, prior to opening such Securities Account or Commodity Account, notify the Collateral Agent thereof and deliver to the Collateral Agent an executed Securities Account Control Agreement with respect to such Securities Account or Commodity Account Control Agreement with respect to such Commodity Account, as the case may be; provided, however that no Grantor shall be required to deliver any Securities Account Control Agreement or Commodity Account Control Agreement with respect to any Securities Account or Commodity Account unless the value thereof, when aggregated with the value of all other Securities Accounts and Commodities Accounts not subject to a Securities Account Control Agreement or Commodity Account Control Agreement, exceeds $500,000; and

(v) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement have been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Collateral Agent from time to time such other reports in connection with such Collateral as the Collateral Agent may reasonably request.

(d) Each Grantor shall at all times defend its title to Collateral and the Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except for Liens permitted under Section 10.01 of the Credit Agreement.

Section 8. As to Accounts, Equipment and Inventory and Insurance.

(a) Records and Schedules of Accounts. Each Grantor shall keep accurate and complete records of its Accounts, including all payments and collections thereon. If Accounts in an aggregate face amount of (i) $5,000,000 or (ii) during a Trigger Period,

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$1,500,000, or more cease to be Eligible Accounts, Grantors shall notify Collateral Agent of such occurrence promptly (and in any event within one Business Day) after any Grantor has knowledge thereof.

(b) Taxes. If an Account of any Grantor includes a charge for any Taxes, Collateral Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Grantor and to charge Grantors therefor; provided, however, that neither Collateral Agent nor Lenders shall be liable for any Taxes that may be due from Grantors or with respect to any Collateral.

(c) Account Verification. Collateral Agent shall have the right at any time, in connection with any appraisal, inspection or field examination conducted pursuant to Section 9.02(a) of the Credit Agreement, to verify the validity, amount or any other matter relating to any Eligible Accounts, subject to the restrictions set forth in Section 9.02(a). Grantors shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

(d) Maintenance. Grantors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage of any material portion of the Inventory of such Grantor.

(e) Records and Schedules of Equipment. Each Grantor shall keep accurate and complete records with respect to Inventory and Equipment owned by it, including kind, quality, quantity, costs, acquisitions and dispositions thereof.

(f) Dispositions of Equipment. No Grantor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Collateral Agent, other than as permitted by the Credit Agreement.

(g) Condition of Equipment. The Equipment material to the operation of each Grantor’s business is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Grantor shall ensure that the Equipment material to the operation of such Grantor’s business is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Grantor shall permit any Equipment to become affixed to Real Property unless any landlord or mortgagee delivers a Collateral Access Agreement.

(h) Locations of Equipment and Inventory. Each Grantor will keep its Equipment and Inventory (other than Inventory sold in the ordinary course of business or Equipment or Inventory sold, leased or disposed of in accordance with the Credit Agreement) at the places therefor specified in Section 2 to the Perfection Certificate or at such other locations as such Grantor may determine from time to time, provided that such Grantor shall give written notice to the Collateral Agent specifying any such other location within 30 days after the first date on which any Equipment or Inventory is moved to such location.

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(i) Property Insurance. Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as required under Section 9.03 of the Credit Agreement. All proceeds under each policy shall be payable to the Collateral Agent or deposited directly to the Core U.S. Concentration Account (unless such proceeds are required to be paid to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement). From time to time upon request, the Grantors shall deliver to the Collateral Agent certified copies of its insurance policies (or, if requested by the Collateral Agent, originals of its insurance policies) and updated flood plain searches. Unless the Collateral Agent shall agree otherwise, each policy of property insurance shall include satisfactory endorsements as required by Section 9.03(b) of the Credit Agreement. If any Grantor fails to provide and pay for any insurance or if Holdings or any of its Subsidiaries fails to endorse and deposit all policies or certificates as required hereby, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Grantors jointly and severally agree to reimburse the Collateral Agent for all costs and expenses of procuring such insurance. Each Grantor agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein. So long as no Event of Default has occurred and is continuing, the Grantors may settle, adjust or compromise any insurance claim in an aggregate amount less than $10,000,000 relating to the ABL Priority Collateral (as defined in the Credit Agreement), as long as the proceeds are delivered to the Collateral Agent or deposited to the Core U.S. Concentration Account as provided above (unless such proceeds are required to be paid to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement). If an Event of Default has occurred and is continuing and with respect to claims in an aggregate amount equal to or greater than $2,500,000 only the Collateral Agent (or the Noteholder Collateral Agent, if required pursuant to the Intercreditor Agreement) shall be authorized to settle, adjust and compromise such claims. Further, each Grantor will duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Credit Documents and cause the insurers to acknowledge notice of such assignment.

(j) Insurance Proceeds. Any insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral shall be paid to Collateral Agent subject to the terms of the Intercreditor Agreement. Any such proceeds or awards shall be released to the Grantors unless an Event of Default shall have occurred and be continuing and no Dominion Period otherwise shall have commenced and be continuing. Following the occurrence and during the continuance of an Event of Default, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral received by the Collateral Agent shall be applied as set forth in Section 17 hereof. Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance.

Section 9. Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts; Assigned Agreements. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location of its chief executive office from those set forth in Section 1 to the Perfection Certificate without giving not

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less than 15 days prior written notice thereof to the Collateral Agent (or such lesser period of time as the Collateral Agent may agree) and thereafter taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts.

(b) If any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent (including as set forth on Section 2(g) to the Perfection Certificate) or is located at leased premises or mortgaged property, such Grantor will (i) notify any such warehouseman, bailee, agent or landlord of the security interest created hereunder, (ii) instruct any such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions, and (iii) with respect to Material Leaseholds (as defined in the Credit Agreement), use commercially reasonable efforts to obtain a Collateral Access Agreement from such warehouseman, bailee or agent or the applicable landlord or mortgagee.

(c) Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables, Assigned Agreements and Related Contracts. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or, during the continuation of an Event of Default, the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify the obligors under any Receivables, Assigned Agreements and Related Contracts of the assignment of such Receivables, Assigned Agreements and Related Contracts to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, Assigned Contracts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, and to otherwise exercise all rights with respect to such Receivables, Assigned Agreements and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. Upon the occurrence and during the continuation of an Event of Default, or upon the commencement and during the continuation of a Dominion Period, all amounts and proceeds (including, without limitation, Instruments) received by such Grantor in respect of the Receivables, Assigned Agreements and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be transferred to the U.S. Dominion Account as set forth in Section 5.02(c) of the Credit Agreement for application to the Obligations as provided therein (in the case of a Dominion Period pursuant to clause (i)(y) of the definition thereof) or Section 17 of this Agreement (in the case of an Event of Default). Upon the occurrence and during the continuation of an Event of Default, (i) without the prior written consent of the Collateral Agent, no Grantor will grant any extension with respect to the time of payment of any Receivable or any amount due on any Assigned Agreement or Related Contract, adjust, settle or compromise the amount or payment of any Receivable or any amount due on any Assigned Agreement or Related Contract for less than the full amount thereof, release wholly or partly any Account Debtor or obligor thereof, allow any credit or discount thereon (except, in each case, in the ordinary course of business consistent with past

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practice unless the Collateral Agent shall have notified such Grantor that its right to do so has been terminated) or make any amendment, supplement or modification thereto, and (ii) the applicable Grantor shall deliver to the Collateral Agent a copy of each demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than $1,000,000 of the aggregate amount of its then outstanding Accounts. Except as permitted by the Credit Agreement, no Grantor will permit or consent to the subordination of its right to payment under any of the Receivables, Assigned Agreements or Related Contracts to any other indebtedness or obligations of the Account Debtor or obligor thereof.

(d) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables, Assigned Agreements and Related Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable, Assigned Agreement or Related Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, nor any Secured Party, be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable, Assigned Agreement or Related Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(e) Each Grantor will at its expense: (i) maintain the Assigned Agreements to which it is a party and which are material to the conduct of such Grantor’s business in full force and effect and enforce such Assigned Agreements in accordance with the terms thereof and (ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to any Assigned Agreements to which it is a party and which are material to the conduct of such Grantor’s business, and from time to time (A) furnish to the Collateral Agent such written information and reports regarding such Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) make to each other party to any such Assigned Agreement such demands and requests for written information and reports or for action as such Grantor is entitled to make thereunder and which are consistent with the reasonable business judgment of such Grantor.

(f) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder. Each Grantor agrees, and will promptly instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

Section 10. As to Intellectual Property Collateral. (a) With respect to Intellectual Property Collateral material to the conduct of its business, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and

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Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other governmental authority located in the United States or Canada, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) if consistent with the reasonable business judgment of such Grantor, pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application material to the conduct of its business, now or hereafter included in such Intellectual Property Collateral owned by such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its Intellectual Property Collateral, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware that any item of Intellectual Property Collateral material to the conduct of its business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same.

(c) In the event that any Grantor becomes aware that any item of its Intellectual Property Collateral material to the conduct of its business is being materially infringed or misappropriated by a third party in any way, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent (solely during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) No Grantor shall do or permit any act or knowingly omit to do any act whereby any Intellectual Property Collateral material to the conduct of its business may prematurely lapse or become invalid or unenforceable or placed in the public domain.

(e) Each Grantor shall take all commercially reasonable steps which it or the Collateral Agent (solely during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to preserve and protect each item of the Intellectual Property Collateral material to the conduct of its business, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps reasonably necessary to ensure that all licensed users of any such Trademarks use such consistent standards of quality.

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(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in form and substance reasonably satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(a)(xvii) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, if such Grantor has obtained After-Acquired Intellectual Property not subject to an existing Intellectual Property Security Agreement (as defined above), concurrently with the delivery of financial statements under Sections 9.01(a) and (b) of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an Intellectual Property Security Agreement covering such After-Acquired Intellectual Property subject to registration and application, which Intellectual Property Security Agreement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h) Nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such action is desirable in the conduct of its business.

Section 11. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose consistent with this Agreement, the Credit Agreement and the other Secured Debt Documents; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action (i) is inconsistent with the terms of the Credit Documents, or (ii) could adversely affect in any material respect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Secured Debt Document or the ability of the Secured Parties to exercise the same.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Secured Debt Documents; provided, however, that any and all:

(A)	dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

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(B)	dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral, shall be, and shall be forthwith delivered to the Collateral Agent (unless required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) to hold as Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent (unless required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease, and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent (or the Noteholder Collateral Agent, if required pursuant to the Intercreditor Agreement), which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent (unless required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

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(c) Upon the occurrence and during the continuation of an Event of Default or otherwise upon the commencement and during the continuation of a Dominion Period, the Collateral Agent shall be authorized to exercise exclusive Control over all Deposit Accounts, Securities Accounts and Commodity Accounts.

Section 12. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor that is an Affiliate of such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or another Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities (subject to the provisions of clause (y) of the proviso to Section 1(a)).

Section 13. Collateral Agent Appointed Attorney in Fact. Upon the occurrence and during the continuation of an Event of Default, each Grantor hereby irrevocably appoints the Collateral Agent (and all Persons designated by Collateral Agent) as such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (but at the cost and expense of the Grantors). Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon and the occurrence and during the continuance of an Event of Default (subject to the provisions of the Intercreditor Agreement):

(a) to endorse a Grantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or control;

(b) to obtain and adjust insurance required to be paid to the Collateral Agent;

(c) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(d) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper;

(e) to (i) notify any Account Debtors of the assignment of any Grantor’s Accounts, demand and enforce payment of any Grantor’s Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to any Grantor’s Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other

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Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Grantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Grantor is a beneficiary; (xi) make and adjust claims under insurance policies; (xii) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Grantor is a beneficiary; and (xiii) take all other actions as Collateral Agent deems appropriate to fulfill any Grantor’s obligations hereunder.

(f) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral or any other action as the Collateral Agent deems appropriate to fulfill any Grantor’s obligations under the Secured Debt Documents.

Section 14. Collateral Agent May Perform. Collateral Agent may, in its discretion at any time and from time to time after giving notice to the Grantors, at Grantors’ expense, do any act required of a Grantor hereunder or otherwise lawfully requested by Collateral Agent (and not performed by a Grantor) to (a) enforce this Agreement; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided, however, that the Collateral Agent’s failure to provide any such notice shall not be deemed to be a breach of Collateral Agent’s obligations under this Agreement. All payments, costs and expenses of Collateral Agent under this Section shall be reimbursed to Collateral Agent by Grantors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate. Any payment made or action taken by Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Credit Documents.

Section 15. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action

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with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the Grantors. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Grantors’ sole risk.

Section 16. Remedies. If any Event of Default shall have occurred and be continuing (but subject to the terms of the Intercreditor Agreement):

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) take possession of any Collateral;

(ii) require the Grantors to, at Grantor’s expense, and each Grantor hereby agrees that it will, at its expense, forthwith assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent;

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(iii) without notice except as specified below, sell, lease or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere (including on any Grantor’s premises), without charge, for cash, on credit, for future delivery or any combination thereof, without assumption of any credit risk and upon such other terms as the Collateral Agent may deem commercially reasonable;

(iv) enter and occupy any premises owned or, to the extent lawful and permitted, leased, by any of the Grantors where the Collateral or any part thereof is assembled or located in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation;

(v) without notice and at its option, transfer or register the Pledged Equity or any part thereof into the name of the Collateral Agent or the Collateral Agent’s nominee(s), with or without any indication that such Pledged Equity is subject to the security interest hereunder; and

(vi) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of a Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, Assigned Agreements, Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal of, all funds and all other property held in or credited to any Deposit Account, Securities Account or Commodity Account and (C) exercise all other rights and remedies with respect to the Receivables, Assigned Agreements, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.

Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute commercially reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 16(a) without accountability to any Grantor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Company as hereinabove specified, the Collateral Agent need give the Company only such notice of disposition as shall be required by such applicable law. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid

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and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at Grantors’ expense.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Obligations, as set forth in Section 17. Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Obligations against any funds held with respect to any Deposit Account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, such Intellectual Property Collateral shall be subject to the Closing Date License (as defined in the Intercreditor Agreement) and shall be made in accordance with Section 10.12 of the Credit Agreement.

(f) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 16, each Grantor agrees that, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 16, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

(h) For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 16 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent effective upon the occurrence and during the continuation of an Event of Default, and to the extent assignable, an irrevocable, non-exclusive license or other right to use, license or sublicense (without payment of royalty or other

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compensation to any Person) any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property Collateral and (b) is not prohibited by any rule of law, statute or regulation; provided, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

(i) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Security Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, so long as such private sale is made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Security Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

Section 17. Application of Proceeds. (a) (I) Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Credit Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject to the terms of the Intercreditor Agreement):

(i) first, to the payment of all amounts owing the Collateral Agent or the Administrative Agent of (i) any and all sums advanced by the Administrative Agent and/or the Collateral Agent in order to preserve the Collateral or preserve the security interest in the Collateral hereunder, (ii) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs and (iii) all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement pursuant to Section 18 hereof;

(ii) second, to all amounts owing to the Administrative Agent on Swingline Loans to be applied to interest thereon and then to principal thereof;

(iii) third, to all amounts owing to the Issuing Lenders on Letter of Credit Obligations;

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(iv) fourth, to all U.S. Borrower Obligations constituting Fees (excluding amounts owing to the Cash Management Creditors and Hedge Creditors);

(v) fifth, to all U.S. Borrower Obligations constituting interest (excluding amounts owing to the Cash Management Creditors and Hedge Creditors);

(vi) sixth, to all other U.S. Borrower Obligations (other than Cash Management Obligations and Hedge Obligations);

(vii) seventh, to Cash Collateralize all outstanding Letters of Credit;

(viii) eighth, to Qualified Secured Cash Management Obligations and Qualified Secured Hedging Obligations (other than Canadian Borrower Obligations);

(ix) ninth, to the Canadian Borrower Obligations in accordance with Section 10.12 of the Canadian Security Agreement;

(x) tenth, if the Senior Secured Notes Obligations Termination Date has not theretofore occurred, amounts equal to the Noteholder Obligations shall be paid to the Noteholder Collateral Agent for application to the Noteholder Obligations in accordance with the Senior Secured Notes Indenture and the Intercreditor Agreement;

(xi) eleventh, following the termination of this Agreement pursuant to Section 22 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

Amounts shall be applied to each category of Obligations set forth above until Payment In Full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.

(II) Subject to the terms of the Intercreditor Agreement, all proceeds from any sale or other disposition of the Noteholder First Lien Collateral shall be applied as follows:

(i) first, in accordance with the Intercreditor Agreement, to the Noteholder Collateral Agent for application to the Noteholder Obligations until same have been repaid in full; and

(ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), as otherwise provided in Section 17(a)(I).

(b) [RESERVED]

(c) If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the Obligations, of the other Secured Parties, with each Secured Party whose Obligations have not been Paid In Full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

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(d) Each of the Secured Parties, by their acceptance of the benefits hereof and of the other Security Documents executed by a Grantor, agrees and acknowledges that if the Secured Parties receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all Unpaid Drawings have been Paid In Full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Secured Parties, as cash security for the repayment of Obligations owing to the Secured Parties as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 17(a) hereof.

(e) Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (w) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, (x) if to the Hedge Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedge Creditors or, in the absence of such a Representative, directly to the Hedge Creditors, (y) if to the Cash Management Creditors, directly to the Cash Management Creditors, and (z) if to the Noteholder Secured Parties, to the Noteholder Collateral Agent for the account of the Noteholder Secured Parties.

(f) For purposes of applying payments received in accordance with this Section 17, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Hedge Creditors and (iii) the Cash Management Creditors for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Parties. Unless it has written notice from a Hedge Creditor or a Cash Management Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreements are in existence.

(g) [Reserved]

(h) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(i) It is understood and agreed by each Grantor and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 17 (including, without limitation, as to whether given Collateral constitutes Noteholder First Lien Collateral or Revolving Facility First Lien Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor and each

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Secured Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 18. Indemnity and Expenses. (a) The Grantors hereby jointly and severally agree to indemnify and hold harmless the Collateral Agent and each other Secured Party and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement or any other transactions contemplated herein or the exercise of any rights or remedies provided herein (in all cases except as expressly otherwise provided herein, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except, in each case, to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which this indemnity applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Grantor, any of its Subsidiaries, equity holders or creditors, a third party or an Indemnified Party and whether or not an Indemnified Party is otherwise a party thereto. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Grantor or any of their Affiliates, equity holders or creditors arising out of or in connection with, or related to any aspect of, this Agreement, except to the extent of direct damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. It is further agreed that the Indemnified Parties (i) shall only have liability to the Grantors (as opposed to any other Person) and, in each case, shall be liable solely in respect of its own obligations or actions under or in connection with this Agreement on a several, and not joint, basis with any other Indemnified Party and (ii) shall not be liable for any special, indirect, consequential or punitive damages. Notwithstanding any other provision hereof, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

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(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by Grantors. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Grantors’ sole risk.

Section 19. Amendments; Waivers; Additional Grantors; Etc. (a) Subject to Section 13.12 of the Credit Agreement and Section 2.12 of the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Company, (ii) each other Grantor to which such amendment or waiver is to apply, and (iii) the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Parties (and not all Secured Parties in a like or similar manner) shall require the written consent of the Requisite Secured Parties of such Class. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person of a Joinder Agreement, such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Credit Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Credit Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor. Concurrently with the delivery or authentication by such Additional Grantor of a Joinder Agreement, such Additional Grantor shall deliver a supplement to the Perfection Certificate setting forth the information required pursuant to the Perfection Certificate solely with respect to such Additional Grantor (other than any information that, by the terms of the Perfection Certificate, is required to be disclosed only as of the Effective Date) and each reference in this Agreement and in the other Credit Documents to the Perfection Certificate shall mean and be a reference to the Perfection Certificate as supplemented thereby.

Section 20. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Company at the Company’s address specified in Section 13.03 of the Credit Agreement and if to the Collateral Agent, at the Administrative Agent’s address specified in Section 13.03 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 13.03 of the Credit Agreement.

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Section 21. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date (such date being the “Release Date”) of (i) the termination of the Total Revolving Loan Commitment and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no demand for payment has been made and (B) obligations and liabilities under Qualified Secured Cash Management Agreements and Qualified Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Creditors or Hedge Creditors shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable Issuing Lender shall have been made), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 13.04 of the Credit Agreement.

Section 22. Release; Termination. (a) Upon (x) any sale, lease, transfer or other disposition of any item of Collateral permitted by, and in accordance with, the terms of the Credit Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.12 of the Credit Agreement, (y) the release of any Grantor from its obligations under the applicable Guaranty, if any, in accordance with the terms of the Credit Documents or (z) the release of a Lien in any Collateral required by Section 2.06 of the Intercreditor Agreement, the Collateral Agent will (without recourse and without representation and warranty), at Grantors’ expense, execute and deliver to the Company such documents as Company shall reasonably request to evidence the release of such item of Collateral or such Grantor, as the case may be, from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing, (ii) Company shall have delivered to the Collateral Agent, at least ten (10) Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing the item of Collateral or Grantor and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of an Authorized Officer the Company to the effect that the transaction is in compliance with the Credit Documents and as to such other matters as the Collateral Agent may reasonably request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the applicable clause of Section 5.02 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under the applicable clause of Section 5.02 of the Credit Agreement and (iv) it is hereby acknowledged and agreed that, notwithstanding anything contained herein or in any other Credit Document to the contrary, the sale of Equity Interests in a Credit Party will not be deemed a sale or transfer of the ABL Priority Collateral (as defined in the Credit Agreement), if any, owned by such Credit Party and the Collateral Agent’s Lien will continue therein unless and until released in accordance with the terms hereof and of the other Credit Documents.

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(b) Upon the occurrence of the Release Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will (without recourse and without representation and warranty), at the Grantors’ expense, execute and deliver to the Company such documents as Company shall reasonably request to evidence such termination.

Section 23. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Collateral Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page hereto or to any amendment or waiver of any provision of this Agreement or to any Joinder Agreement by telecopy or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart.

Section 24. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 25. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRANTORS: AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA GROUP INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA CANADA GP CORP.

By:	/s/ Thomas H. Madden
Name: Thomas H. Madden Title: Treasurer

AFFINIA PRODUCTS CORP. LLC

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AUTOMOTIVE BRAKE COMPANY INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

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BRAKE PARTS INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

IROQUOIS TOOL SYSTEMS, INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

KRIZMAN INTERNATIONAL, INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

WIX FILTRATION CORP LLC

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

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COLLATERAL AGENT: BANK OF AMERICA, N.A., AS COLLATERAL AGENT,

By:	/s/ Philip Debush
Name: Philip Debush Title: Vice President